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                                                                   EXHIBIT 10.19

                                                                  EXECUTION COPY

                                                                    May 27, 1999

Mr. Alan B. Masarek
79 Cavalry Road
Weston, Connecticut  06883

Dear Alan:

     The following are the terms and conditions we have agreed to in connection with your resignation from Advanced Health Corporation d/b/a AHT Corporation (the "Company") and your severance package. These provisions supercede any existing employment contracts between the Company and you.

1. Your resignation as President and Chief Operating Officer of the Company is effective as of March 31, 1999.

2. Severance: You will receive a one-year continuation of salary at your current annual salary rate of $250,000 ("Severance Payments"), plus benefits as described in Paragraph 5 below, as severance, from April 1, 1999 to March 31, 2000 (the "Severance Period"). Such Severance Payments will be paid on the normal payment intervals provided employees of the Company. You will be paid an additional one year continuation of salary at your current annual salary rate of $250,000 (the "Additional $250,000 Payment") in exchange for consulting for up to 24 business days in a form and manner reasonably requested by the Company's Board of Directors. Such consulting services will be provided during the period from April 1, 2000 to March 31, 2001 (the "Consulting Period"). The Company will pay you this Additional $250,000 Payment less applicable withholdings in one lump sum upon execution of this agreement.

3. You agree to repay your current outstanding loans, principal ($467,475) and interest (at the rate of 6% per annum), beginning May 1, 2000 at the rate of $15,000 per month with the balance due of all outstanding loans, including principal and interest on May 1, 2001.

4. You will be entitled to receive your current health benefits during the Severance Period, (which may be adjusted depending upon a change in health carrier, but in no event diminishing the benefits you would have received had you still been employed by the Company); life insurance, including continued payment by the Company of the premiums related to your $250,000 whole-life policy and the supplemental disability policy with Massachusetts Casualty Company; a $600 per month car allowance; reasonable cellular phone and pager use; membership dues with the Young President's Organization not to exceed $5,000; and inclusion in the Company's 401-k plan. If at the end of such Severance Period, you are not employed, then an extension of such benefits will be considered by the Board of Directors.

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5.   You have been vested in 150,136 options to acquire Company stock that will remain fully exercisable for up to five years from the commencement of the Severance Period.

6. Your resignation from the Board of Directors of the Company is effective March 31, 1999.

7. You are entitled to receive a success bonus for the sale of the Management Services Division of the Company that occurred on May 14, 1999 ("the Sale"), equal to $40,000 plus 2.5% of the net proceeds of the Sale. Contingent consideration from the Sale received after June 30, 1999 will be considered part of the proceeds of the Sale. Any such payments shall be made to you within 14 days of receipt by the Company of the proceeds related to the Sale.

8. The terms of your current employment contract related to confidentiality, inventions and non-competition shall remain in full force and effect. It is expressly understood that the period of any non-competition commences on March 31, 1999.

9. Current arrangements concerning indemnification, including but not limited to payment of expenses of officers, directors and employees in connection with litigation involving the Company shall remain in full force and effect following termination.

10. This Agreement contains the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior agreements or understandings among the parties with respect thereto, other than your employment contract and the Company's Senior Executive Loan Policy. This Agreement may be amended only by an agreement in writing signed by the parties hereto. This Agreement may be executed in counterparts, each of which shall be deemed an original document but together shall constitute but one agreement.

11. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Please confirm your agreement with the foregoing by countersigning this letter agreement in the space provided below.

                                                 Very truly yours,

                                                 /s/ Jonathan T. Edelson, MD
                                                 ---------------------------
                                                 Jonathan T. Edelson, MD
                                                 Chairman and CEO
AGREED TO AND ACCEPTED:


/s/ Alan B. Masarek
-------------------
Alan B. Masarek

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